Exhibit 8.1

Form of Tax Opinion
[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

[•], 2017

GP Investments Acquisition Corp. 150 E. 52nd Street, Suite 5003 New York, New York 10022 Rimini Street, Inc. 3993 Howard Hughes Parkway, Suite 500 Las Vegas, Nevada 89169

RE:          United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to GP Investments Acquisition Corp., a Cayman Islands exempted company that will become a Delaware corporation in the Domestication (“Acquiror”) in connection with the Agreement and Plan of Merger, dated as of May 16, 2017, as amended by Amendment No. 1 thereto, dated June 30, 2017, (the “Merger Agreement”), by and among Acquiror, Let’s Go Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), Rimini Street, Inc., a Nevada corporation (“Company”), and, solely in his capacity as the initial Holder Representative (as defined in the Merger Agreement) for the limited purposes set forth therein, the person specified as such in the Merger Agreement (the “Holder Representative”). The Merger Agreement provides, among other things, for Acquiror’s domestication from a Cayman Islands exempted company to a Delaware corporation in accordance with Section 338 of the Delaware General Corporation Law, as amended (the “DGCL”) and Article 206 of the Cayman Islands Companies Law (2013 Revision) (the “Domestication”), following which, (i) Merger Sub will be merged with and into Company (the “First Step Merger”), with Company continuing as the surviving entity of the First Step Merger and as a wholly owned subsidiary of Acquiror and (ii) immediately thereafter, and as the second step in a single integrated transaction with the First Step Merger, Company will merge with and into Acquiror, with Acquiror continuing as the surviving entity (the “Second Step Merger,” and taken together with the First Step Merger, the “Mergers”).  This opinion is being delivered in connection with the Registration Statement (File No. 333-219101) of Acquiror on Form S-4 filed on June 30, 2017 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

GP Investments Acquisition Corp.
Rimini Street, Inc.
[•], 2017

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, the representation letters of officers of Acquiror, Merger Sub and the Company (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct through the Second Effective Time without regard to any qualification as to knowledge, belief, intent, or otherwise.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Domestication and each of the Mergers will be consummated in the manner described in the Merger Agreement and the Registration Statement, will be effective under applicable state law, and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement and the Representation Letters accurately and completely reflect the facts relating to the Domestication and the Mergers.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect.  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, for United States federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (ii) the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code.

GP Investments Acquisition Corp.
Rimini Street, Inc.
[•], 2017

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

This opinion is being delivered prior to the consummation of the Domestication and the Mergers and therefore is prospective and dependent on future events.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings  “U.S. Federal Income Tax Considerations” in the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Skadden, Arps, Slate, Meagher & Flom LLP